Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of March 12, 2014, by and among The Babcock & Wilcox Company (the “Company”) and the entities and natural persons listed on Exhibit A hereto and their respective Affiliates and Associates (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, Starboard is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 2,000,536 shares, or approximately 1.8% percent, of the Common Stock of the Company issued and outstanding on the date hereof;

WHEREAS, Starboard submitted a nomination letter to the Company on January 31, 2014 (the “Nomination Letter”) nominating director candidates to be elected to the Company’s board of directors (the “Board”) at the 2014 annual meeting of stockholders of the Company (the “2014 Annual Meeting”); and

WHEREAS, the Company and Starboard have determined to come to an agreement with respect to the election of members of the Board at the 2014 Annual Meeting, certain matters related to the 2014 Annual Meeting and certain other matters, all as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Matters; Board Appointments; 2014 Annual Meeting.

(a) Prior to the mailing of its definitive proxy statement for the 2014 Annual Meeting, the Company agrees that the Board and all applicable committees of the Board will take all necessary actions to (i) reduce the size of the Board from eleven (11) to nine (9) members, effective not later than the election of directors at the 2014 Annual meeting and (ii) nominate Robert L. Nardelli (“Mr. Nardelli”), Brian K. Ferraioli and E. James Ferland (collectively with Mr. Nardelli, the “2014 Nominees”) for election to the Board at the 2014 Annual Meeting to the class of directors having a term expiring at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”).

(b) Upon the execution of this Agreement, Starboard hereby irrevocably withdraws its Nomination Letter and Starboard will not (i) nominate any person for election at the 2014 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2014 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2014 Annual Meeting, directly or indirectly, and not permit any of its Affiliates or Associates to do any of the items in this Section 1(b). Starboard will not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(b).

(c) The Company agrees that it will recommend, support and solicit proxies for the election of Mr. Nardelli in the same manner as for the Company’s other 2014 Nominees at the 2014 Annual Meeting.

(d) The Company agrees that if Mr. Nardelli or any Replacement Director (as defined below) is unable to serve as a director, resigns as a director or is removed as a director prior to the 2017 Annual Meeting, and at such time Starboard beneficially owns in the aggregate at least 1.8% of the Company’s then-outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), the Company and Starboard will discuss in good faith the mutual recommendation to the Governance Committee of the Board (the “Governance Committee”) of the appointment of a substitute person to fill the resulting vacancy in the class of directors with terms expiring at the 2017 Annual Meeting, which person will (i) be independent of Starboard, (ii) qualify as “independent” pursuant to NYSE listing standards, and (iii) have relevant financial and business experience. The appointment of any such person to the Board will be subject to the approval of the Governance Committee after exercising its fiduciary duties in good faith, which approval shall not be unreasonably withheld (any such replacement nominee appointed in accordance with the terms of this Section 1(d) will be referred to as herein the “Replacement Director”). In the event the Governance Committee does not accept a substitute person recommended by Starboard as the Replacement Director, Starboard will have the right to recommend additional substitute person(s) as the Replacement Director, who will also be independent of Starboard, qualify as “independent” pursuant to NYSE listing standards, and have relevant financial and business experience, and whose appointment shall be subject to the approval of the Governance Committee after exercising its fiduciary duties in good faith, which approval shall not be unreasonably withheld. Upon the acceptance of a Replacement Director nominee by the Governance Committee, the Board will appoint such Replacement Director to the Board no later than five business days after the Governance Committee recommendation of such Replacement Director.

(e) At the 2014 Annual Meeting, Starboard will appear in person or by proxy and vote all shares of Common Stock beneficially owned by it (i) in favor of the election of all of the Company’s nominees for election to the Board (ratably with respect to all nominees) and (ii) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and proposal to increase to 5.0 million the total number of shares available to be awarded under the Company’s management equity plan (the “Incentive Plan”), unless, as relates solely to the Company’s “say-on-pay” or Incentive Plan proposals, Institutional Shareholder Services Inc. recommends otherwise.

(f) Starboard agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(g) The Company will use its reasonable best efforts to hold the 2014 Annual Meeting no later than June 2, 2014.

(h) As of the date of this Agreement, Mr. Nardelli is appointed as an observer to the Board (the “Board Observer”) until the 2014 Annual Meeting. The Board Observer will (i) receive copies of all notices and written information furnished to the full Board, reasonably in advance of each meeting to the extent practicable and (ii) be permitted to be present at all meetings of the full Board (whether by phone or in person).

(i) The Company agrees that at the first meeting of the Board following Mr. Nardelli’s election to the Board, the Board will take all action necessary in furtherance of the appointment of Mr. Nardelli to the Audit and Finance Committee and the Safety and Security Committee of the Board.

2.	Certain Covenants.

(a) Starboard agrees that, from the date of this Agreement until the earlier of (i) the date that is fifteen business days prior to the deadline for the submission of stockholder nominations for the 2015 annual meeting of stockholders (the “2015 Annual Meeting”) pursuant to the Company’s bylaws or (ii) the date that is 100 days prior to the first anniversary of the 2014 Annual Meeting (the “Period”), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that improperly seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing in this Agreement limits the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv) seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2015 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company, or encourage, initiate or support any other third party in any such related activity;

(vi) seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;

(vii) seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b) Except as expressly provided in Section 1 or Section 2(a), each member of Starboard shall be entitled to:

(i) vote its or his shares on any other proposal duly brought before the 2014 Annual Meeting, or otherwise vote as each member of Starboard determines in its or his sole discretion; or

(ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor; provided that, as applicable, all such activity is in compliance with the requirements of this Agreement.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Starboard or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) as of the date of this Agreement, (i) Starboard is deemed to beneficially own in the aggregate 2,000,536 shares of Common Stock and (ii) Starboard does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.	Press Release.

Promptly following the execution of this Agreement, the Company will publish a press release (the “Press Release”) announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the publication of the Press Release, neither the Company nor Starboard will publish or make any press release or public announcement regarding this Agreement without the prior written consent of the other Party. Until the 2014 Annual Meeting, neither the Company nor Starboard, nor the 2014 Nominees will knowingly make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as it determines in good faith is required by law or the rules of any stock exchange or with the prior written consent of the other Party.

6.	Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket legal fees and expenses of its counsel incurred in connection with the matters related to the 2014 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed Twenty-Five Thousand dollars ($25,000) in the aggregate.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their respective best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications will be:

If to the Company:

The Babcock & Wilcox Company
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina 28277
Attn: James D. Canafax
Telephone: (704) 625-4900
Facsimile: (704) 625-4910

with a copy (which will not constitute notice) to:

Jones Day
222 East 41st Street
New York, New York 10017 Attention: Robert A. Profusek Telephone: (212) 326-3800 Facsimile: (212) 755-7306 and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019 Attention: David A. Katz Telephone: (212) 403-1000 Facsimile: (212) 403-2309

If to Starboard or any member thereof:

Starboard Value and Opportunity Master Fund Ltd. c/o Starboard Value LP
830 Third Avenue, 3rd Floor New York, New York 10022 Attention: Jeffrey C. Smith Telephone: (212) 845-7955 Facsimile: (212) 845-7988

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steve Wolosky, Esq.
Telephone: (212) 451-2333
Facsimile: (212) 451-2222

10.	Applicable Law.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement may be made except in writing signed by an authorized representative of each the Company and Starboard, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of Starboard to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party will assign this Agreement or any rights or obligations hereunder without, with respect to any member of Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

13.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors will have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, will in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. For purposes of this Section 13, Mr. Nardelli (or, if applicable, the Replacement Director) will not be deemed to be an agent, affiliate, officer, key employee or director of the Company or Starboard and no actions taken by any director, agent or other representative of a Party in any capacity other than as a representative of, and at the direction of, such Party will be covered by this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

THE BABCOCK & WILCOX COMPANY

	By:	/s/ E. James Ferland
	Name:	E. James Ferland
	Title:	Chief Executive Officer

STARBOARD:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD	STARBOARD VALUE R GP LLC By: Starboard Principal Co LP,
By: Starboard Value LP, its investment manager	its member

STARBOARD VALUE AND OPPORTUNITY S LLC	STARBOARD VALUE LP By: Starboard Value GP LLC, its General Partner

By: Starboard Value LP, its manager

STARBOARD VALUE AND OPPORTUNITY C LP	STARBOARD VALUE GP LLC By: Starboard Value Principal Co LP
By: Starboard Value R LP, its general partner	its member

STARBOARD VALUE R LP	STARBOARD PRINCIPAL CO LP
By: Starboard Value R GP LLC, its general partner	By: Starboard Principal Co GP LLC, its general partner

STARBOARD PRINCIPAL CO GP LLC STARBOARD VALUE A GP LLC STARBOARD VALUE R GP LLC

	By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Agreement]

EXHIBIT A

Starboard

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

STARBOARD VALUE LP

STARBOARD VALUE GP

STARBOARD PRINCIPAL CO LP

PRINCIPAL GP

JEFFREY C. SMITH

MARK R. MITCHELL

PETER A. FELD

EXHIBIT B

PRESS RELEASE

Babcock & Wilcox to Nominate Robert L. Nardelli, Brian K. Ferraioli and

E. James Ferland to Board of Directors at 2014 Annual Meeting of Shareholders

CHARLOTTE, N.C., March 12, 2014 — The Babcock & Wilcox Company (NYSE: BWC) (“B&W”) today announced that the B&W Board of Directors has nominated Robert L. Nardelli, Brian K. Ferraioli, and E. James Ferland to stand for election to B&W’s Board at the 2014 annual meeting of shareholders.

“We are pleased that Robert L. Nardelli has agreed to stand for election to the B&W Board,” said John A. Fees, Chairman of the Board of B&W. “Mr. Nardelli brings to B&W a broad range of experience across business and finance.”

“B&W’s Board and management remain focused on the priorities we have publicly outlined: increasing margins in our commercial business segments, reaching a decision on the best path forward for mPower and leveraging our strong balance sheet to support aggressive capital returns to shareholders. Bob’s broad experience will, we feel, be helpful in executing on these objectives,” Mr. Fees added.

Brian K. Ferraioli, currently a member of the Board, and E. James Ferland, B&W’s CEO, will also stand for re-election at the 2014 annual meeting of shareholders. Anne R. Pramaggiore will not stand for re-election.

“The entire B&W Board of Directors, thanks Ms. Pramaggiore for her time, dedication and important contributions to B&W,” continued Mr. Fees. “Anne’s perspective and utility industry insights have been invaluable to B&W and we are grateful for her generous oversight.”

In connection with today’s announcement, B&W has entered into an agreement with Starboard Value LP (“Starboard”), which beneficially owns approximately 1.8% of the Company’s outstanding shares. Under the agreement, Starboard will, among other things, vote its shares in favor of the election of Messrs. Nardelli, Ferraioli and Ferland. The agreement will be filed in a Form 8-K with the SEC later today.

Jeff Smith, CEO of Starboard, stated, “We are pleased to have worked constructively with B&W’s Board and management to add Bob Nardelli to the B&W Board. We believe Bob brings a fresh perspective and unique insight to the company and has the experience necessary to help B&W’s Board and management as they work toward significantly improving margins and returning capital to shareholders. We look forward to enhanced value for the benefit of all shareholders.”

B&W’s 2014 annual meeting of shareholders is expected to be held on Friday, May 9, 2014, at The Ballantyne Hotel in the Ballantyne Ballroom, 10000 Ballantyne Commons Parkway,

Charlotte, North Carolina 28277, commencing at 9:30 a.m. Further details regarding the 2014 annual meeting will be included in B&W’s definitive proxy materials, which will be filed with the SEC.

About B&W

The Babcock & Wilcox Company is a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets as well as a premier advanced technology and mission critical defense contractor. B&W has locations worldwide and employs approximately 11,000 people, in addition to approximately 10,200 joint venture employees. A company overview presentation, which will be presented at investor conferences and meetings throughout this quarter, is available on the Investor Relations section of our website. For additional information please visit our website at www.babcock.com.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the plan for or the future operations of B&W, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, adverse changes in the industries in which we operate, our ability to execute on contracts in backlog, our inability to realize expected savings from our margin improvement and other cost reduction activities, changes in our liquidity and our inability to control research and development costs associated with the B&W mPower™ program. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

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Investor Contact:	Media Contact:
Jenny L. Apker	Aimee Mills
Vice President, Treasurer and Investor Relations	Media Relations Lead
704-625-4944 investors@babcock.com	980-365-4583 aemills@babcock.com